Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-256593 on Form S-3 of our report dated February 22, 2024, relating to the financial statements and financial statement schedule of Wisconsin Public Service Corporation appearing in this Annual Report on Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
February 22, 2024